Exhibit A

Series of the Trust

April 29, 2016

As amended August 24, 2018

The following Funds are covered under this agreement:

Strategy Shares

By: /s/ Stephen Lachenauer

Print Name: Stephen Lachenauer

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President